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                                                                    EXHIBIT 23.3

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Inprise Corporation 1997 Stock Option Plan, 1997 Employee Stock Purchase Plan and 1998 Nonstatutory Stock Option Plan of our report dated March 27, 1996 (except as to the fourth paragraph of Note 1, as to which the date is October 4, 1996) with respect to the consolidated financial statements of Open Environment Corporation for the year ended December 31, 1995 (not separately presented) included in Inprise Corporation's Annual Report (Form 10-K) for the period ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Boston, Massachusetts
August 12, 1998